Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2024 RESULTS
–3Q 2024 Diluted EPS of $1.31
–3Q 2024 C&I adjusted diluted EPS of $1.26
–3Q 2024 Managed receivables of $24.3 billion
–Declared quarterly dividend of $1.04 per share
–Repurchased 420 thousand shares for $19 million in 3Q

New York, NY, October 30, 2024 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime consumers responsible access to credit, today reported pretax income of $207 million and net income of $157 million for the third quarter of 2024, compared to $246 million and $194 million, respectively, in the prior year quarter. Earnings per diluted share were $1.31 in the third quarter of 2024, compared to $1.61 in the prior year quarter.

On October 30, 2024, OneMain declared a quarterly dividend of $1.04 per share, payable on November 18, 2024, to record holders of the Company's common stock as of the close of business on November 12, 2024.

On October 16, 2024, the Board of Directors extended the share repurchase program to December 31, 2026. During the quarter, the Company repurchased approximately 420 thousand shares of common stock for $19 million.

“OneMain delivered excellent performance for the quarter with strong originations and revenue growth and continued improvements in credit trends,” said Doug Shulman, Chairman and CEO of OneMain. “Our investments in technology, data science and new products position us well to drive shareholder value now and in the future.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I adjusted pretax income was $202 million and adjusted net income was $151 million for the third quarter of 2024, compared to $252 million and $189 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.26 for the third quarter of 2024, compared to $1.57 in the prior year quarter.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $211 million for the third quarter 2024, compared to $232 million in the prior year quarter. The decline was primarily driven by higher net charge-offs, partially offset by increased revenue from portfolio growth in the current quarter compared to the prior year period.

Managed receivables, which includes loans serviced for our whole loan sale partners and auto finance loans originated by third parties, were $24.3 billion at September 30, 2024, up 11% from $21.9 billion at September 30, 2023.

Consumer loan originations totaled $3.7 billion in the third quarter of 2024, up 13% from $3.3 billion in the prior year quarter.

Total revenue, comprising interest income and total other revenue, was $1.5 billion in the second quarter of 2024, up 8% from $1.3 billion in the prior year quarter. Interest income in the third quarter of 2024 was $1.3 billion, up 9% from $1.2 billion in the prior year quarter. This growth was driven by higher average net finance receivables.

Interest expense was $299 million in the third quarter of 2024, up 13% from $265 million in the prior year quarter, due to an increase in average debt to support our receivables growth and a higher average cost of funds.

The provision for finance receivable losses was $512 million in the third quarter of 2024, up $102 million compared to the prior year period. During the third quarter of 2024, the allowance for finance receivable losses increased $80 million driven by growth in receivables.

C&I Select Delinquency and Loss Ratios	September 30, 2024	June 30, 2024	September 30, 2023

Consumer loans:
30+ days delinquency ratio	5.63%	5.45%	5.55%
90+ days delinquency ratio	2.49%	2.33%	2.57%
30-89 days delinquency ratio	3.14%	3.13%	2.98%
Net charge-offs	7.33%	8.29%	6.68%

Operating expense for the third quarter of 2024 was $396 million, up 6% from $373 million in the prior year quarter reflecting continued investment in the business and the addition of Foursight, partially offset by focused expense initiatives.

Funding and Liquidity

As of September 30, 2024, the Company had principal debt balances outstanding of $21.4 billion, 59% of which was secured. The Company had $577 million of cash and cash equivalents, which included $266 million of cash and cash equivalents held at regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s $1.1 billion of undrawn committed capacity from an unsecured corporate revolver, $7.0 billion of undrawn committed capacity under revolving conduit facilities and credit card variable funding note facilities, and $9.0 billion of unencumbered receivables, provides significant liquidity resources.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Wednesday, October 30, 2024. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 800-343-1703 (U.S. domestic) or 785-424-1116 (international), and using conference ID 14920, or via a live audio webcast through the Investor Relations section of the OneMain Financial website at http://investor.onemainfinancial.com. For those unable to listen to the live broadcast, a replay will be available on our website after the event. An investor presentation will be available on the Investor Relations page of the OneMain Financial website prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime consumers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,300 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes restructuring charges, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, regulatory settlements, and other items and strategic activities, which include direct costs associated with COVID-19 and the expense associated with cash-settled stock-based awards. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and Insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs incurred during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning the Company and its business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time, which are or will be available in the Investor Relations section of the OneMain Financial website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber incidents, war or other disruptions; the adequacy of our credit risk scoring models; geopolitical risks, including recent geopolitical actions outside the U.S.; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our business or industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Interest income	$1,282	$1,219	$1,173	$1,187	$1,167	$4,564	$4,435
Interest expense	(301)	(297)	(277)	(270)	(267)	(1,019)	(892)
Net interest income	981	922	896	917	900	3,545	3,543
Provision for finance receivable losses	(512)	(575)	(431)	(446)	(410)	(1,721)	(1,402)
Net interest income after provision for finance receivable losses	469	347	465	471	490	1,824	2,141

Insurance	111	111	112	113	113	448	445
Investment	24	30	32	32	32	116	61
Gain on sales of finance receivables	6	6	6	10	11	52	63
Net loss on repurchases and repayments of debt	(1)	(12)	(2)	(1)	—	—	(27)
Other	42	39	32	32	29	119	87
Total other revenues	182	174	180	186	185	735	629

Operating expenses	(401)	(382)	(391)	(388)	(381)	(1,530)	(1,457)
Insurance policy benefits and claims	(43)	(47)	(50)	(49)	(48)	(189)	(158)
Total other expenses	(444)	(429)	(441)	(437)	(429)	(1,719)	(1,615)

Income before income taxes	207	92	204	220	246	840	1,155
Income taxes	(50)	(21)	(49)	(55)	(52)	(199)	(283)
Net income	$157	$71	$155	$165	$194	$641	$872

Weighted average number of diluted shares	120.1	120.2	120.2	120.1	120.8	120.6	124.4
Diluted EPS	$1.31	$0.59	$1.29	$1.38	$1.61	$5.32	$7.01
Book value per basic share	$26.87	$26.33	$26.81	$26.60	$25.86	$26.60	$24.91
Return on assets	2.5%	1.1%	2.6%	2.7%	3.2%	2.7%	3.9%

Change in allowance for finance receivable losses	$(81)	$(79)	$26	$(31)	$(57)	$(185)	$(216)
Net charge-offs	(431)	(496)	(457)	(415)	(353)	(1,536)	(1,186)
Provision for finance receivable losses	$(512)	$(575)	$(431)	$(446)	$(410)	$(1,721)	$(1,402)

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its fiscal year 2022 financial information to reflect the effects of the adoption.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023

Assets
Cash and cash equivalents	$577	$667	$831	$1,014	$1,190
Investment securities	1,581	1,681	1,691	1,719	1,635
Net finance receivables	23,075	22,365	21,083	21,349	21,067
Unearned insurance premium and claim reserves	(765)	(753)	(749)	(771)	(772)
Allowance for finance receivable losses	(2,645)	(2,564)	(2,454)	(2,480)	(2,449)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	19,665	19,048	17,880	18,098	17,846
Restricted cash and restricted cash equivalents	693	630	599	534	580
Goodwill	1,474	1,474	1,437	1,437	1,437
Other intangible assets	288	289	259	260	260
Other assets	1,300	1,296	1,211	1,232	1,198
Total assets	$25,578	$25,085	$23,908	$24,294	$24,146

Liabilities and Shareholders’ Equity
Long-term debt	$21,137	$20,671	$19,520	$19,813	$19,851
Insurance claims and policyholder liabilities	597	594	597	615	599
Deferred and accrued taxes	29	10	34	9	6
Other liabilities	607	657	543	671	581
Total liabilities	22,370	21,932	20,694	21,108	21,037

Common stock	1	1	1	1	1
Additional paid-in capital	1,728	1,723	1,718	1,715	1,706
Accumulated other comprehensive loss	(59)	(95)	(91)	(87)	(129)
Retained earnings	2,295	2,263	2,318	2,285	2,240
Treasury stock	(757)	(739)	(732)	(728)	(709)
Total shareholders’ equity	3,208	3,153	3,214	3,186	3,109
Total liabilities and shareholders’ equity	$25,578	$25,085	$23,908	$24,294	$24,146

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023

Liquidity
Cash and cash equivalents	$577	$667	$831	$1,014	$1,190
Cash and cash equivalents unavailable for general corporate purposes	266	211	165	148	169
Unencumbered receivables	9,017	8,060	8,306	8,427	7,715
Undrawn conduit facilities	6,749	6,399	6,399	6,399	6,175
Undrawn corporate revolver	1,125	1,325	1,325	1,325	1,250
Undrawn credit card revolving variable funding note facilities	300	300	300	—	—
Drawn conduit facilities	176	1	1	1	—

Net adjusted debt	$20,653	$20,043	$18,682	$18,775	$18,658

Total Shareholders' equity	$3,208	$3,153	$3,214	$3,186	$3,109
Goodwill	(1,474)	(1,474)	(1,437)	(1,437)	(1,437)
Other intangible assets	(288)	(289)	(259)	(260)	(260)
Junior subordinated debt	172	172	172	172	172
Adjusted tangible common equity	1,618	1,562	1,690	1,661	1,584
Allowance for finance receivable losses, net of tax (1)	1,984	1,923	1,840	1,860	1,837
Adjusted capital	$3,602	$3,485	$3,530	$3,521	$3,421

Net leverage (net adjusted debt to adjusted capital)	5.7x	5.8x	5.3x	5.3x	5.5x

(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Consumer & Insurance	$200	$145	$203	$220	$250	$845	$1,169
Other	—	—	—	(1)	(4)	(6)	—
Segment to GAAP adjustment	7	(53)	1	1	—	1	(14)
Income before income taxes - GAAP basis	$207	$92	$204	$220	$246	$840	$1,155

Consumer & Insurance pretax income	$200	$145	$203	$220	$250	$845	$1,169
Restructuring charges	1	—	27	—	—	—	7
Net loss on repurchases and repayments of debt	—	12	2	—	—	—	26
Acquisition-related transaction and integration expenses	1	2	1	—	—	—	—
Regulatory settlements	—	—	—	2	—	26	—
Other (1)	—	4	—	1	2	3	4
Consumer & Insurance adjusted pretax income (non-GAAP)	$202	$163	$233	$223	$252	$874	$1,206

Reconciling items (2)	$5	$(71)	$(29)	$(2)	$(2)	$(28)	$(51)

Consumer & Insurance	$23,128	$22,428	$21,083	$21,349	$21,068	$21,349	$19,987
Segment to GAAP adjustment	(53)	(63)	—	—	(1)	—	(1)
Net finance receivables - GAAP basis	$23,075	$22,365	$21,083	$21,349	$21,067	$21,349	$19,986

Consumer & Insurance	$2,651	$2,571	$2,454	$2,480	$2,449	$2,480	$2,315
Segment to GAAP adjustment	(6)	(7)	—	—	—	—	(4)
Allowance for finance receivable losses - GAAP basis	$2,645	$2,564	$2,454	$2,480	$2,449	$2,480	$2,311

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its fiscal year 2022 financial information to reflect the effects of the adoption.
(1)	Includes strategic activities and other items.
(2)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Interest income	$1,271	$1,210	$1,172	$1,186	$1,166	$4,559	$4,429
Interest expense	(299)	(295)	(276)	(271)	(265)	(1,015)	(886)
Net interest income	972	915	896	915	901	3,544	3,543
Provision for finance receivable losses	(512)	(515)	(431)	(446)	(410)	(1,721)	(1,399)
Net interest income after provision for finance receivable losses	460	400	465	469	491	1,823	2,144

Insurance	111	111	112	113	113	448	445
Investment	24	30	32	32	32	116	61
Gain on sales of finance receivables	6	6	6	10	11	52	63
Other	40	37	30	30	26	111	75
Total other revenues	181	184	180	185	182	727	644

Operating expenses	(396)	(374)	(362)	(382)	(373)	(1,487)	(1,424)
Insurance policy benefits and claims	(43)	(47)	(50)	(49)	(48)	(189)	(158)
Total other expenses	(439)	(421)	(412)	(431)	(421)	(1,676)	(1,582)

Adjusted pretax income (non-GAAP)	202	163	233	223	252	874	1,206

Income taxes (1)	(51)	(41)	(58)	(56)	(63)	(219)	(302)

Adjusted net income (non-GAAP)	$151	$122	$175	$167	$189	$655	$904

Weighted average number of diluted shares	120.1	120.2	120.2	120.1	120.8	120.6	124.4
C&I adjusted diluted EPS	$1.26	$1.02	$1.45	$1.39	$1.57	$5.43	$7.27

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its fiscal year 2022 financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Net finance receivables - personal loans	$20,569	$20,073	$19,854	$20,274	$20,176	$20,274	$19,498
Net finance receivables - auto finance	2,009	1,889	843	745	660	745	382
Net finance receivables - consumer loans	22,578	21,962	20,697	21,019	20,836	21,019	19,880
Net finance receivables - credit cards	550	466	386	330	232	330	107
Net finance receivables	$23,128	$22,428	$21,083	$21,349	$21,068	$21,349	$19,987

Allowance for finance receivable losses	$2,651	$2,571	$2,454	$2,480	$2,449	$2,480	$2,315

Allowance ratio	11.46%	11.46%	11.64%	11.62%	11.62%	11.62%	11.58%

Net finance receivables	23,128	22,428	21,083	21,349	21,068	21,349	19,987
Finance receivables serviced for our whole loan sale partners	1,191	1,229	871	882	864	882	766
Managed receivables	$24,319	$23,657	$21,954	$22,231	$21,932	$22,231	$20,753

Average net finance receivables - personal loans	$20,396	$19,937	$20,117	$20,273	$20,032	$19,788	$19,151
Average net finance receivables - auto finance	1,949	1,843	786	707	608	559	226
Average net finance receivables - consumer loans	22,345	21,780	20,903	20,980	20,640	20,347	19,377
Average net finance receivables - credit cards	515	430	364	281	193	181	65
Average net receivables	22,860	22,210	21,267	21,261	20,833	20,528	19,442
Average receivables serviced for our whole loan sale partners	1,218	1,195	867	881	864	852	610
Average managed receivables	$24,078	$23,405	$22,134	$22,142	$21,697	$21,380	$20,052

Note:	Ratios may not sum due to rounding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Adjusted pretax income (non-GAAP)	$202	$163	$233	$223	$252	$874	$1,206

Provision for finance receivable losses	512	515	431	446	410	1,721	1,399
Net charge-offs	(432)	(496)	(457)	(415)	(353)	(1,536)	(1,186)
Change in C&I allowance for finance receivable losses (non-GAAP)	80	19	(26)	31	57	185	213

Pretax capital generation (non-GAAP)	282	182	207	254	309	1,059	1,419

Capital generation, net of tax(1) (non-GAAP)	$211	$136	$155	$191	$232	$794	$1,064

C&I average net receivables	$22,860	$22,210	$21,267	$21,261	$20,833	$20,528	$19,442

Capital generation return on receivables (non-GAAP)	3.7%	2.9%	2.9%	3.6%	4.4%	3.9%	5.5%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its fiscal year 2022 financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CONSUMER LOANS METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	2023	2022

Gross charge-offs	$490	$553	$522	$468	$410	$1,768	$1,431
Recoveries	(78)	(75)	(77)	(60)	(63)	(258)	(252)
Net charge-offs	$412	$478	$445	$408	$347	$1,510	$1,179

Gross charge-off ratio	8.72%	9.68%	10.05%	8.82%	7.89%	8.69%	7.39%
Recovery ratio	(1.39%)	(1.39%)	(1.48%)	(1.13%)	(1.21%)	(1.27%)	(1.30%)
Net charge-off ratio	7.33%	8.29%	8.58%	7.70%	6.68%	7.42%	6.09%

Average net receivables	$22,345	$21,780	$20,903	$20,980	$20,640	$20,346	$19,377
Yield	22.1%	21.9%	22.1%	22.1%	22.2%	22.2%	22.8%
Origination volume	$3,712	$3,582	$2,523	$3,014	$3,278	$12,851	$13,879

30+ delinquency	$1,272	$1,198	$1,153	$1,294	$1,156	$1,294	$1,154
90+ delinquency	$562	$511	$591	$605	$535	$605	$544
30-89 delinquency	$710	$687	$562	$689	$621	$689	$610

30+ delinquency ratio	5.63%	5.45%	5.57%	6.16%	5.55%	6.16%	5.80%
90+ delinquency ratio	2.49%	2.33%	2.86%	2.88%	2.57%	2.88%	2.74%
30-89 delinquency ratio	3.14%	3.13%	2.72%	3.28%	2.98%	3.28%	3.07%

Note:	Consumer & Insurance financial information is presented on a Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I personal loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms

•Adjusted capital = adjusted tangible common equity + allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE) = total shareholders’ equity – goodwill – other intangible assets + junior subordinated debt
•Auto finance = financing at the point of purchase through a network of auto dealerships
•Available cash and cash equivalents = cash and cash equivalents – cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average assets = average of monthly average assets (assets at the beginning and end of each month divided by two) in the period
•Average managed receivables = C&I average net receivables + average receivables serviced for our whole loan sale partners
•C&I adjusted diluted EPS = C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation = C&I adjusted net income – change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables(1) = annualized capital generation / C&I average net receivables
•Consumer loans = personal loans and auto finance
•Finance receivables serviced for our whole loan sale partners = unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program
•Gross charge-off ratio(1) = annualized gross charge-offs / average net receivables
•Managed receivables = C&I net finance receivables + finance receivables serviced for our whole loan sale partners + auto finance loans originated by third parties
•Net adjusted debt = long-term debt – junior subordinated debt – available cash and cash equivalents
•Net charge-off ratio(1) = annualized net charge-offs / average net receivables
•Net leverage = net adjusted debt / adjusted capital
•Opex ratio = annualized C&I operating expenses / average managed receivables
•Other net revenue = other revenues – insurance policy benefits and claims expense
•Personal loans = loans secured by titled collateral or unsecured and offered through our branch network, central operations, or digital platform
•Pretax capital generation = C&I pretax adjusted net income – change in C&I allowance for finance receivable losses
•Purchase volume = credit card purchase transactions + cash advances – returns
•Return on assets (ROA) = annualized net income / average total assets
•Return on receivables (C&I ROR) = annualized C&I adjusted net income / C&I average net receivables
•Total Revenue = C&I interest income + C&I total other revenue
•Unencumbered receivables = unpaid principal balance of consumer loans and credit cards, including those in the trust that exceed the minimum for securing advances under credit card variable funding note facilities, which the Company can remove from the trust under the terms of such facilities. For precompute personal loans, unpaid principal balance is the gross contractual payments less the unaccreted balance of unearned finance charges. Credit card receivables exclude billed interest, fees, and closed accounts with balances

(1)	2Q24 adjusted for policy alignment associated with the Foursight acquisition.

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.